Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE

BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

☐ Return document by mail to:		Statement with Respect to Shares Domestic Business Corporation DSCB:15-1522 (rev. 7/2015) *1522* 1522
9627128501
Name
cls-ctharrisburgfulfillment
Address
@wolterskluwer.com
City State	Zip Code
☑ Return document by email to:	alevenson@entercom.com

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1.	The name of the corporation is:

Entercom Communications Corp.

2.	Check and complete one of the following:

The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

✓	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3.	The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 350,000,000 shares.

DSCB:15-1522-2

4.	The resolution was adopted by the Board of Directors or an authorized committee thereon on:

12/07/2014
Date (MM/DD/YYYY)

5.	Check, and if appropriate complete, one of the following:

✓	The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

	The resolution shall be effective on:		at	.
		Date (MM/DD/YYYY)		Hour (if any)

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this

16th day of July, 2015.

Entercom Communications Corp.
Name of Corporation

/s/ Andrew P. Sutor, IV
Signature

Andrew P. Sutor, IV, Senior Vice President
Title

EXHIBIT A

RESOLVED, that the “Terms of Series A Cumulative Convertible Preferred Stock,” in the form attached hereto as Exhibit A, establishing the terms of the Convertible Stock of the Company, is hereby authorized and approved.

EXHIBIT A

TERMS OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Series A Convertible Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). Such series shall consist of eleven (11) authorized shares, each of which shall be non-transferrable except by operation of law or as provided in Section 16.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights, rights on liquidation, winding-up and dissolution and redemption and repurchase rights, rank (a) on a parity with any Qualifying Future Parity Stock and (b) senior to the Common Stock and each other class or series of capital stock of the Company outstanding or established after the Date of First Issuance by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights, rights on liquidation, winding-up and dissolution of the Company and redemption and repurchase rights (collectively referred to as “Junior Securities”).

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Acquirer” has the meaning set forth in Section 8(a)(i).

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

(c) “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 and 13d-5 of the rules and regulations promulgated under the Exchange Act.

(d) “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required by law to be closed.

(f) “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into any such equity interests.

(g) “Charter” means the Amended and Restated Articles of Incorporation of the Company (as such may be amended, modified or restated from time to time).

(h) “Close of Business” means 5:00 p.m. (New York City time).

(i) “Closing Price” of any Capital Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Capital Stock is traded or, if the Capital Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price shall be the last quoted bid price for the Capital Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Capital Stock is listed on the New York Stock Exchange, such Closing Price shall be determined by reference to the website of the New York Stock Exchange. In the absence of such a quotation, the Closing Price shall be the average of the mid-points of the last bid and ask prices for the Capital Stock on the relevant date from each of at least three (3) nationally recognized independent investment banking firms selected by the Company for this purpose.

(j) “Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, the Class B Common Stock, par value $0.01 per share, of the Company and the Class C Common Stock, par value $0.01 per share, of the Company.

(k) “Company” means Entercom Communications Corp.

(l) “Conversion Date” has the meaning set forth in Section 9(b)(i).

(m) “Conversion Notice” has the meaning set forth in Section 9(b)(i).

(n) “Conversion Price” means $14.35, subject to adjustment pursuant to Section 10 hereof.

(o) “Current Market Price” means, on any date of determination, the volume-weighted average of the daily Closing Price per share of Class A Common Stock over the ten (10) completed Trading Days immediately prior to such date.

(p) “Date of First Issuance” means the date on which shares of the Series A Preferred Stock are first issued.

(q) “Dividend” has the meaning set forth in Section 4(a).

(r) “Dividend Payment Date” means October 16, January 16, April 16 and July 16 of each year commencing October 16, 2015; provided that if any such date is not a Business Day, then payment shall be made on the immediately succeeding Business Day and such immediately succeeding Business Day shall be the applicable “Dividend Payment Date” for purposes hereof.

(s) “Dividend Period” means the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, the Date of First Issuance to, but excluding, the first succeeding Dividend Payment Date.

(t) “Dividend Rate” means the following rate per annum, as applicable:

(i)	from and after the Date of First Issuance to but not including the one (1) year anniversary of the Date of First Issuance, 6.0%;

(ii)	from and after the one (1) year anniversary of the Date of First Issuance to, but excluding, the two (2) year anniversary of the Date of First Issuance, 8.0%;

(iii)	from and after the two (2) year anniversary of the Date of First Issuance to, but excluding, the three (3) year anniversary of the Date of First Issuance, 10.0%; and

(iv)	from and after the three (3) year anniversary of the Date of First Issuance, 12.0%.

Notwithstanding the foregoing or anything to the contrary contained herein, in the event that (A) the Company consummates a consolidation, merger, statutory share exchange, business combination, recapitalization or similar transaction which does not constitute a Fundamental Change, unless the Common Stock outstanding immediately prior to such transaction is converted or exchanged, as applicable, into shares that represent more than 50% of the voting power of the outstanding Voting Stock of the surviving Person in such transaction (or its ultimate parent company) or (B) the shares of Class A Common Stock cease to be listed for trading or traded on a United States national securities exchange or quotation system, the Dividend Rate in effect at all times from and after the consummation of such transaction or delisting shall be 12.0%; provided, in the case of clause (B), that if the shares of Class A Common Stock are subsequently re-listed for trading on a United States national securities exchange or quotation system, the Dividend Rate in effect from and after such relisting shall be as provided in Sections 3(t)(i)-(iv), as applicable.

(u) “Equity Interests” means, with respect to any Person, all of the shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of or membership or partnership interests of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(w) “Ex-Date” when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10, means the first date on which the Class A Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

(x) “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)	any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act, but excluding the Permitted Holders, any employee benefit plan of such person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis (taking into account all securities that such Person or group has the right to acquire pursuant to any option right);

(ii)	a majority of the seats on the Board of Directors become occupied by Persons who were not nominated by the Board of Directors or appointed by directors so nominated;

(iii)	any sale, transfer, lease or conveyance to another Person, in one or a series of related transactions, of all or substantially all of the property and assets of the Company; or

(iv)	any Person or group of Persons acting in concert (other than Permitted Holders) acquire, by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or control 35% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis (taking into account all securities that such Person or group has the right to acquire pursuant to any option right).

(y) “Fundamental Change Effective Date” means, with respect to any Fundamental Change, the date on which a person or group becomes the Beneficial Owner, a majority of the seats on the Board of Directors become occupied, a sale, transfer, lease or conveyance occurs or a Person or group of Persons acting in concert acquire control, as applicable, in each case as described in the foregoing clause (y).

(z) “Fundamental Change Notice” has the meaning set forth in Section 8(a)(ii).

(aa) “Fundamental Change Offer” has the meaning set forth in Section 8(a)(i).

(bb) “Fundamental Change Price” has the meaning set forth in Section 8(a)(i).

(cc) “Fundamental Change Purchase Date” means, with respect to any Fundamental Change, the date specified in the Fundamental Change Notice with respect to such Fundamental Change.

(dd) “Junior Securities” has the meaning set forth in Section 2.

(ee) “Lincoln” means The Lincoln National Life Insurance Company and its successors, or any Affiliate thereof to which The Lincoln National Life Insurance Company may transfer its shares of Series A Preferred Stock and assign its rights hereunder pursuant to Section 16, in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment, settling the related conversions and for all other purposes.

(ff) “Liquidation Preference” means, on any date of determination, with respect to each share of Series A Preferred Stock, the sum of (i) $2,500,000 and (ii) all Dividends or portions thereof, if any, that remain unpaid as of the date of determination, whether or not declared, which unpaid Dividends or portions thereof shall compound on each subsequent Dividend Payment Date at the applicable Dividend Rate pursuant to Section 4(a).

(gg) “Permitted Holders” means, collectively, (a) Joseph M. Field and David J. Field and their immediate families, including their wives, their children or grandchildren, the spouses of their children and their grandchildren, or trusts created for the benefit of any of, or the estates of, the foregoing or (b) entities controlled by Joseph M. Field or David J. Field by virtue of their beneficial ownership of more than 50% of the weighted voting power of the Equity Interests of such entities.

(hh) “Person” means a legal person, including, without limitation, any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ii) “Qualifying Future Parity Stock” means any preferred stock that ranks on a parity with the Series A Preferred Stock with respect to dividend rights, rights on liquidation, winding-up and dissolution and redemption and repurchase rights.

(jj) “Redemption” has the meaning set forth in Section 7(b)(iii).

(kk) “Redemption Date” has the meaning set forth in Section 7(a)(ii).

(ll) “Redemption Notice” has the meaning set forth in Section 7(a)(ii).

(mm) “Redemption Price” has the meaning set forth in Section 7(a)(i).

(nn) “Reorganization Event” means (i) any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Class A Common Stock will be converted into cash, securities or other property of the Company or another Person; (ii) any sale, transfer, lease or conveyance to another Person, in one or a series of related transactions, of all or substantially all of the property and assets of the Company, in each case pursuant to which the Class A Common Stock will receive a distribution that includes securities of another Person; (iii) any recapitalization involving or reclassification of the Class A Common Stock; or (iv) any statutory share exchange of the Company with another Person.

(oo) “Senior Stock” has the meaning set forth in Section 11(b).

(pp) “Series A Preferred Stock” has the meaning set forth in Section 1.

(qq) “Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding Voting Stock, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company, and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

(rr) “Survivor of a Fundamental Change” means the surviving entity upon the consummation of a Fundamental Change.

(ss) “Trading Day” means a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(tt) “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 4. Dividends.

(a) Lincoln shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company out of funds legally available therefor, cumulative cash dividends (“Dividends”) on each share of Series A Preferred Stock at the Dividend Rate multiplied by the Liquidation Preference, as determined on the Dividend Payment Date with respect to such Dividend, divided by four. The Dividend amount payable for any period other than a full Dividend Period shall be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. To the extent that the Company does not, with respect to any shares of Series A Preferred Stock, pay the Dividend for a particular Dividend Period in cash in full on the applicable Dividend Payment Date, the amount of such Dividend not paid, whether or not declared, shall be added to the Liquidation Preference of such shares in accordance with the definition thereof and shall compound on each subsequent Dividend Payment Date at the applicable Dividend Rate (i.e., Dividends shall accrue on such unpaid Dividends until paid in full). The Company shall not (and shall not permit its Subsidiaries to), directly or indirectly, declare or pay dividends or distributions with respect to, or redeem, purchase or acquire any of, its Common Stock or other Junior Securities or Qualifying Future Parity Stock (other than, in the case of Common Stock, a stock split, spin-off, the declaration or payment of a stock dividend or a deemed repurchase relating to tax withholding in connection with vesting of equity compensation) unless all Dividends payable pursuant to this Section 4(a) on all shares of Series A Preferred Stock, including for the last completed Dividend Period, have been declared and paid in cash in full and all amounts required to be paid by the Company to redeem the Series A Preferred Stock pursuant to Section 8, if applicable, have been paid to Lincoln in cash in full; provided that the Company shall be able to declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Common Stock or other Junior Securities or Qualifying Future Parity Stock upon payment in cash in full (including all accumulated Dividends as of the immediately preceding Dividend Payment Date) of all such Dividends and amounts payable pursuant to this Section 4(a) and Section 8, if applicable.

(b) Dividends shall accrue from the Date of First Issuance, whether or not the Company has funds legally available therefor or such Dividends are declared. Each Dividend shall be payable in arrears on each Dividend Payment Date. Dividends on shares of Series A Preferred Stock shall cease to accrue upon any liquidation, redemption, repurchase or conversion of such shares pursuant to the terms hereof.

(c) The Series A Preferred Stock shall not be entitled to participate in any cash dividends that may from time to time be paid on the Common Stock.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs, Lincoln shall be entitled to receive liquidating distributions, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities, in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference, plus all accrued but unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference and (ii) if such liquidation, dissolution or winding up occurs after the three (3) year anniversary of the Date of First Issuance, the cash value (at the Current Market Price) Lincoln would have received upon such event if Lincoln had converted its shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to Section 9 immediately prior to such event. After payment in full of such liquidating distributions, Lincoln shall not be entitled to participate in any further distributions of the remaining assets of the Company as a holder of Series A Preferred Stock.

(b) In the event that the assets of the Company available for distribution to shareholders upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and Qualifying Future Parity Stock, Lincoln and the holders of such shares of Qualifying Future Parity Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) For the purposes of this Section 5, a Fundamental Change (in and of itself) shall be deemed not to be a liquidation, dissolution or winding-up of the Company subject to this Section 5 (it being understood that an actual liquidation, dissolution or winding up of the Company in connection with a Fundamental Change will be subject to this Section 5).

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless redeemed, repurchased or converted in accordance with these Terms of Series A Cumulative Convertible Preferred Stock.

Section 7. Redemption.

(a) Redemption at the Option of the Company.

(i) On and after the Date of First Issuance and to but not including the three (3) year anniversary of the Date of First Issuance, and on and after the six (6) year anniversary of the Date of First Issuance, the Company, at its option, may redeem (out of funds legally available therefor) all or any portion of the outstanding shares of Series A Preferred Stock, in aggregate increments of $2,500,000 at a purchase price per share in cash equal to the sum, determined as of (but excluding) the Redemption Date, of the Liquidation Preference, plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference, (the “Redemption Price”); provided, that in the event the Redemption Price for all of the outstanding shares of Series A Preferred Stock is less than $2,500,000, the Company may redeem such lesser aggregate amount. On and after the three (3) year anniversary of the Date of First Issuance and to but not including the six (6) year anniversary of the Date of First Issuance, the Company shall not redeem all or any portion of the outstanding shares of Series A Preferred Stock.

(ii) If the Company elects to redeem all or any portion of the outstanding shares of Series A Preferred Stock pursuant to Section 7(a)(i), the “Redemption Date” shall be the date on which the Company elects to consummate such redemption. The Company shall deliver to Lincoln a written notice of such redemption (a “Redemption Notice”) not less than: (A) if the Redemption Date occurs prior to but not including the three (3) year anniversary of the Date of First Issuance, five (5) Business Days prior to the Redemption Date, or (B) if the Redemption Date occurs on or after the three (3) year anniversary of the Date of First Issuance, fifteen (15) Business Days prior to the Redemption Date. The Redemption Notice must state the following: the aggregate number of shares of Series A Preferred Stock to be redeemed, the Redemption Date, the Redemption Price and that Dividends, if any, on the shares to be redeemed will cease to accrue on such Redemption Date, provided that the Redemption Price shall have been paid in full on the Redemption Date.

(b) Mechanics of Redemption.

(i) Upon the Redemption Date, the Company shall pay the Redemption Price to Lincoln by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Redemption Price to the extent such amounts are not paid as provided herein.

(ii) Shares of Series A Preferred Stock to be redeemed on the Redemption Date will, on and after such date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such shares (except the right to receive from the Company the Redemption Price) shall cease and terminate; provided that in the event that any shares of Series A Preferred Stock are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Redemption Price in cash in full on the Redemption Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of Dividends) as provided herein.

(iii) Any redemption of the Series A Preferred Stock pursuant to this Section 7 (any “Redemption”) shall be payable out of cash legally available therefor. The Company shall not be permitted to effect a Redemption if the Company has insufficient funds to redeem the shares of Series A Preferred Stock to be so redeemed upon the Redemption.

Section 8. Fundamental Change.

(a) Repurchase at Lincoln’s Option.

(i) In connection with any Fundamental Change, Lincoln shall have the right, at its option, to require the Company to, or to cause the Survivor of a Fundamental Change (such Survivor of a Fundamental Change, the “Acquirer”) to, purchase each and every share of Series A Preferred Stock held by Lincoln, but not less than each and every share (the “Fundamental Change Offer”), at a purchase price per share in cash, determined as of (but excluding) the Fundamental Change Effective Date, equal to: (A) if the Fundamental Change occurs prior to but not including the three (3) year anniversary of the Date of First Issuance, the sum of the Liquidation Preference, plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference; or (B) if the Fundamental Change occurs on or after the three (3) year anniversary of the Date of First Issuance, the greater of (x) the Liquidation Preference, plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference and (y) the Current Market Price of the Class A Common Stock that Lincoln would have received if it had converted each and every share of its Series A Preferred Stock into shares of Class A Common Stock pursuant to Section 9 immediately prior to the Fundamental Change Effective Date (as applicable, the “Fundamental Change Price”).

(ii) On or before 30 days prior to any Fundamental Change Effective Date, or in the event the Company is not aware of such Fundamental Change at least 30 days prior to the Fundamental Change Effective Date, as soon as otherwise practicable, the Company shall deliver to Lincoln a written notice of such Fundamental Change (the “Fundamental Change Notice”). Such Fundamental Change Notice must state: (A) the Fundamental Change Purchase Date (which shall be no earlier than 30 days nor later than 60 days from the date notice is mailed); (B) that the Fundamental Change Offer may be accepted by delivery, no later than five (5) Business Days prior to the Fundamental

Change Purchase Date, of a written revocable notice specifying that the shares of Series A Preferred Stock are to be repurchased; (C) the Fundamental Change Price, specifying the individual components thereof; (D) that any shares of Series A Preferred Stock not tendered for payment shall continue to be outstanding and Lincoln shall remain entitled to, among other things, the payment of Dividends thereon and the ability to exercise their conversion rights thereto and the Conversion Price following such Fundamental Change; and (E) the circumstances and material facts regarding such Fundamental Change.

(b) Mechanics of Repurchase.

(i) On the Fundamental Change Purchase Date, the Company shall pay to Lincoln the Fundamental Change Price in respect of each share of Series A Preferred Stock to be repurchased as specified in Lincoln’s notice delivered pursuant to Section 8(a)(ii) by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Fundamental Change Price to the extent such amounts are not paid as provided herein.

(ii) On and after the Fundamental Change Purchase Date, shares of the Series A Preferred Stock to be repurchased on such Fundamental Change Purchase Date shall no longer be deemed to be outstanding and all powers, designations, preferences and other rights of Lincoln as a holder of such shares (except the right to receive from the Company the Fundamental Change Price) shall cease and terminate with respect to such shares; provided, that in the event that any shares of Series A Preferred Stock are not repurchased due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Fundamental Change Price in full on the Fundamental Change Purchase Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of Dividends and the conversion rights) as provided herein.

(iii) Notwithstanding anything in this Section 8 to the contrary, Lincoln shall retain the right, through to the Close of Business three (3) days prior to the Fundamental Change Purchase Date, to withdraw an election to have its shares of Series A Preferred Stock repurchased or any tender of such shares in the Fundamental Change Offer; provided, however, that where it exercises such right, the shares pertaining thereto shall not be repurchased pursuant to this Section 8.

(iv) The Company shall not be required to make a Fundamental Change Offer if an Affiliate in control of the Company makes a Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8 and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Fundamental Change Offer.

(v) The Company will not enter into any agreement providing for or otherwise authorize, and the Company shall not have the corporate power to effect, a Fundamental Change unless the Acquirer agrees in writing to cause the Company to make the repurchases contemplated in and to otherwise comply in all respects with this Section 8 and agrees, for the benefit of Lincoln (including making it an express beneficiary of such agreement), that to the extent the Company is not legally able to repurchase the Series A Preferred Stock, the Acquirer or an Affiliate of the Acquirer will purchase the Series A Preferred Stock on the terms set forth in this Section 8.

(vi) Any repurchase of the Series A Preferred Stock pursuant to this Section 8 shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then the Company shall or shall cause its Subsidiaries to, to the extent necessary, sell remaining assets of the Company or of its Subsidiaries, as applicable, legally available therefor for cash and shall use the proceeds therefrom to fund the repurchase of Series A Preferred Stock pursuant to this Section 8. To the extent that the Company has insufficient funds, after the sale of assets contemplated by the preceding sentence, to repurchase all of the shares of Series A Preferred Stock pursuant to this Section 8, the Company shall repurchase as many of such shares as it has cash legally available therefor and shall thereafter from time to time, as soon as it shall have cash (including upon the future sale of assets by the Company or by its Subsidiaries as contemplated by the preceding sentence) legally available therefor, make payment of as much of the remaining amount as it legally may until it has made such payment in its entirety. For the avoidance of doubt, such partial payments shall not reduce or waive the rights of Lincoln hereunder.

Section 9. Optional Conversion.

(a) Conversion at the Option of Lincoln.

(i) At any time on or after the three (3) year anniversary of the Date of First Issuance, Lincoln shall have the right, at its option, to convert each and every share of its Series A Preferred Stock, but not less than each and every share, as set forth in this Section 9. Upon such an election, on the Conversion Date, Lincoln’s shares of Series A Preferred Stock shall convert into, at the option of the Company, either (A) a number of shares of Class A Common Stock equal to the Liquidation Preference plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference divided by the then applicable Conversion Price, plus cash in lieu of any fractional share as determined in accordance with Section 12 hereof, or (B) the cash value of such shares of Class A Common Stock at the Current Market Price as of the Conversion Date.

(ii) Prior to the delivery of any shares of Class A Common Stock pursuant to this Section 9, the Company shall use its commercially reasonable efforts to (A) comply with all federal and state laws and regulations thereunder requiring the registration of such shares with, or any approval of or consent to the delivery thereof by, any governmental authority and (B) to the extent that the Class A Common Stock is traded on a United States national or regional securities exchange, list such shares on such exchange.

(b) Mechanics of Optional Conversion.

(i) For Lincoln to convert its Series A Preferred Stock into Class A Common Stock pursuant to this Section 9, it must deliver written notice (the “Conversion Notice”) to the Company that it elects to do so. The date of actual receipt of the Conversion Notice by the Company shall be the “Conversion Date.”

(ii) Within three (3) Trading Days of receiving a Conversion Notice, the Company shall send a confirmation of receipt of such notice to Lincoln. On or before the fifth (5th) Trading Day following the date of receipt by the Company of a Conversion Notice, the Company shall issue and deliver to Lincoln, at the option of the Company, either: (A) a certificate, registered in the name of Lincoln or its designee, for the number of shares of Class A Common Stock to which Lincoln shall be entitled, as well as any cash owed in lieu of fractional shares to Lincoln as determined in accordance with Section 12 hereof, or (B) the cash value of such Class A Common Stock at the Current Market Price as of the Conversion Date.

(iii) Effective immediately prior to the Close of Business on the Conversion Date, Dividends shall no longer be declared or accrued on the converted shares of Series A Preferred Stock and such converted shares of Series A Preferred Stock shall cease to be outstanding, subject to the right of Lincoln to receive any payments to which it is otherwise entitled pursuant to Section 9 or Section 12 hereof, as applicable.

(iv) Prior to the Conversion Date, shares of Class A Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Lincoln shall have no rights with respect to the Class A Common Stock (including voting rights, rights to respond to tender offers for the Class A Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

(v) Shares of Series A Preferred Stock duly converted in accordance with this Section 9, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and, subject to any consent or vote required pursuant to Section 11 hereof, available for future issuance. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, however, that the Company shall not take any such action if it would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Class A Common Stock in shares of Class A Common Stock (which, for the avoidance of doubt, does not include securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock, which are otherwise provided for in Section 10(a)(iv)), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Class A Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Class A Common Stock constituting such dividend or distribution.

The adjustment pursuant to this clause (i) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this clause (i), the number of shares of Class A Common Stock at the time outstanding shall not include shares held in treasury by the Company.

(ii) Subdivisions, Splits and Combination of the Class A Common Stock. If the Company subdivides, splits or combines the shares of Class A Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Class A Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this clause (ii) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this clause (ii), the number of shares of Class A Common Stock at the time outstanding shall not include shares held in treasury by the Company.

(iii) Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of the shares of Class A Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan, shareholder rights plan, share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Class A Common Stock (which, for the avoidance of doubt, does not include securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock, which are otherwise provided for in Section 10(a)(iv)) at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Class A Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on such date fixed for the determination of shareholders entitled to receive such rights or warrants.

Any adjustment pursuant to this clause (iii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this clause (iii), the number of shares of Class A Common Stock at the time outstanding shall not include shares held in treasury by the Company. The Company shall not issue any such rights or warrants in respect of shares of the Class A Common Stock held in treasury by the Company. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Class A Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined in good faith by the Board of Directors).

(iv) Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Class A Common Stock evidences of indebtedness, shares of Capital Stock, securities (including securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock), cash or other assets, including any dividend or distribution in excess of $1 million in the aggregate for all shares of Common Stock (on a per annum basis) (excluding (A) any dividend or distribution referred to in clause (i) above, (B) any rights or warrants referred to in clause (iii) above, (C) any dividend or distribution paid exclusively in cash for an amount that is not in excess of $1 million in the aggregate for all shares of Common Stock (on a per annum basis), (D) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries referred to in clause (v) below, and (E) any dividend of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions as described below in this clause (iv)), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 - FMV
SP0

Where,

SP0 = the Current Market Price per share of Class A Common Stock on such date.

FMV = the cash (in the case of cash dividends or distributions giving rise to an adjustment, the amount of such cash dividends or distributions in excess of $1 million, in the aggregate) or fair market value of the portion of the distribution applicable to one share of Class A Common Stock on such date as reasonably determined in good faith by the Board of Directors. Notwithstanding the foregoing, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, as reasonably determined in good faith by the Board of Directors, the Company shall be prohibited from making such dividend or distribution.

In a “spin-off’, where the Company makes a distribution to all or substantially all holders of shares of Class A Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 = the volume-weighted average of the Closing Prices of the Class A Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS = the volume-weighted average of the Closing Prices of the Capital Stock or equity interests representing the portion of the distribution applicable to one share of Class A Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Class A Common Stock on such date as reasonably determined in good faith by the Board of Directors.

Any adjustment pursuant to this clause (iv) (other than with respect to spin-off transactions as described above, which shall become effective as described therein) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution.

(v) Self-Tender Offers and Exchange Offers. If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Class A Common Stock where the cash and the value of any other consideration included in the payment per share of the Class A Common Stock exceeds the Closing Price of the Class A Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the expiration date of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0 = the Closing Price per share of Class A Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined in good faith by the Board of Directors with respect to such other consideration.

Any adjustment made pursuant to this clause (v) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Trading Day immediately succeeding the expiration of the tender or exchange offer. In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Class A Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vi) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Class A Common Stock on the Conversion Date, upon conversion of the shares of the Series A Preferred Stock, Lincoln will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan, unless, prior to the Conversion Date, the rights have separated from the shares of Class A Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Class A Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(vii) Issuances Below the Current Market Price. If, prior to the three (3) year anniversary of the Date of First Issuance the Company issues or sells, or agrees to issue or sell, to any of its Affiliates, excluding equity compensation, any Class A Common Stock (or securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock) for consideration per share (in the case of convertible or exchangeable securities, on an as-converted basis) less than the Current Market Price, then, unless the Company shall offer Lincoln the right to participate in such sale or issuance at the same price and otherwise on the same terms as such Affiliate on a pro rata basis (measured assuming the conversion by Lincoln of each share of Series A Preferred Stock at the Conversion Price then in effect, whether or not the Series A Preferred Stock is then convertible), the Conversion Price in effect immediately prior to each such issuance will be reduced, effective immediately after such issuance, to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by the following fraction:

OS0 + (AC/SP)
OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to such issuance.

AC = the aggregate consideration paid or payable for such shares of Class A Common Stock or convertible securities.

SP = the Current Market Price.

OS1 = the number of shares of Common Stock outstanding immediately after such issuance (including, in the case of convertible or exchangeable securities, on an as-converted basis

(b) The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of the Class A Common Stock resulting from any dividend or distribution of shares of Class A Common Stock (or issuance of rights or warrants to acquire shares of Class A Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) All adjustments to the Conversion Price shall be calculated to the nearest 1/10th of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that effective on the Conversion Date in the case of conversion pursuant to Section 9 hereof, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If one or more events occurs requiring an adjustment to be made to the Conversion Price during the same time period, adjustments to the Conversion Price shall be made to reflect the combined impact of all Conversion Price adjustment events during such period.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof, provide, or cause to be provided, a written notice to Lincoln of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to Lincoln setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price and the number of shares of Class A Common Stock issuable upon conversion of each and every share of Series A Preferred Stock at such revised Conversion Price.

(e) The Company will not take any action of the type described in Section 10(a) with respect to any other class of Capital Stock of the Company, including Class B Common Stock, unless such action is taken on a pro rata basis with respect to each share of Common Stock. Notwithstanding the foregoing prohibition, if any such action is taken with respect to shares of any class of Common Stock, including Class B Common Stock, but is not taken on a pro rata basis with respect to each share of Class A Common Stock, such adjustment shall be made to the Conversion Price as may be necessary or appropriate to effectuate the intent of this Section 10 and to avoid unjust or inequitable results to Lincoln.

Section 11. Voting Rights. Lincoln shall not have any voting rights, including the right to elect any directors, except for voting rights, if any, required by law and as set forth in this Section 11. If at any time following the Date of First Issuance any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the prior written consent of Lincoln:

(a) Amend, alter, waive or repeal any provision of its Charter, bylaws or the terms of any series of preferred stock, including these Terms of Series A Cumulative Convertible Preferred Stock, in any manner that adversely affects the rights, powers, privileges or preferences of the Series A Preferred Stock, or increase the authorized number of shares of the Series A Preferred Stock, or issue any additional shares of Series A Preferred Stock, including debt or other securities that are convertible into Series A Preferred Stock by their terms;

(b) Amend, alter, waive or repeal any provision of its Charter, bylaws or the terms of any preferred stock, including these Terms of Series A Cumulative Convertible Preferred Stock, to authorize or create, or increase the authorized amount of, any shares of Capital Stock of the Company ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company (“Senior Stock”), or issue, or reclassify into, any Senior Stock, including debt or other securities that are convertible into Senior Stock by their terms;

(c) Consummate a Reorganization Event, unless such Reorganization Event complies with Section 15 hereof; or

(d) Authorize, commit or agree to take any of the actions set forth in Sections 11(a), 11(b) or 11(c).

Section 12. Fractional Shares.

(a) No fractional shares of Class A Common Stock will be issued as a result of the conversion of shares of Series A Preferred Stock. In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of a conversion pursuant to Section 9 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Conversion Price.

(b) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 13. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in Section 9 hereof, free from any preemptive or other similar rights, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

Section 14. Certificates and Book-Entry. No certificates representing the Series A Preferred Stock shall be issued. Instead, Lincoln and the Company shall maintain records showing (i) the number of shares of Series A Preferred Stock held by Lincoln, (ii) the number of shares of Series A Preferred Stock that have been redeemed, repurchased or converted in accordance with these Terms of Series A Cumulative Convertible Preferred Stock and (iii) the date(s) of such redemption(s), repurchase(s) and/or conversion(s).

Section 15. Reorganization Events. The Company shall not effect any Reorganization Event unless (i) the surviving Person in such Reorganization Event, if other than the Company, is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and following such Reorganization Event the Series A Preferred Stock remains outstanding or, in the event such surviving Person is not the Company, the outstanding shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving Person, in each case having such rights, powers, privileges, and preferences that are not less favorable to Lincoln than the rights, powers, privileges, and preferences of the Series A Preferred Stock immediately prior to such Reorganization Event (and that otherwise comply with these Terms of Series A Cumulative Convertible Preferred Stock) and (ii) the Company gives Lincoln at least 30 days’ written notice prior to consummating such Reorganization Event, including the terms of such Reorganization Event, and the surviving Person in such Reorganization Event (if other than the Company) expressly assumes by written instrument delivered to Lincoln the obligations of the Company set forth herein.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, PA 19004, Attention: Andrew Sutor, Senior Vice President and General Counsel; (ii) if to Lincoln, to Lincoln National Corporation, Legal Dept. – Contract Law, 150 N. Radnor Chester Road, Radnor, PA 19087, Attention: Vice President – Contract Law; (iii) if to a holder of shares of Class A Common Stock, to the address listed in the stock record books of the Company; or (iv) to such other address as the Company, Lincoln or any such holder, as the case may be, shall have designated by notice similarly given. Notice to the Company or to Lincoln may be sent via email, and shall be deemed to have been given upon the acknowledgement of the recipient, addressed: if to the Company, to Andrew Sutor at asutor@entercom.com; if to Lincoln, to Charles.Brawley@lfg.com.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery pursuant hereto of shares of Series A

Preferred Stock or shares of Class A Common Stock or certificates representing such shares. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Class A Common Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c) From time to time, Lincoln, and each subsequent holder of the shares of Series A Preferred Stock, as applicable, shall be permitted to transfer all of its shares of Series A Preferred Stock to an Affiliate of Lincoln and to assign to such Affiliate all of its rights hereunder.